UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 17, 2011
GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
310 N. State Street, Suite 208
Lake Oswego, Oregon 97034
(Address of Principal Executive
Offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 855-4523
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Appointment of Principal Accounting Officer
     Effective October 17, 2011, Galena Biopharma, Inc. (“we,” “our,” “us” or the “Company”) entered into an employment agreement with Kwang Lee, pursuant to which Mr. Lee will serve as our Vice President of Finance and principal accounting officer.
     Under the employment agreement, Mr. Lee is entitled to: (i) receive an annual salary of $180,000; and (ii) a grant under our Amended and Restated 2007 Incentive Plan of stock options to purchase 60,000 shares of our common stock. The stock options will vest and become exercisable in 12 equal quarterly installments beginning on the first quarterly anniversary of the effective date of his employment, provided, in each case, that Mr. Lee remains in our continuous employ through such vesting date, and will be on the other terms set forth in our standard form of stock option agreement.
     Additionally, Mr. Lee will be eligible under the employment agreement to: (i) receive an annual bonus (as determined by the Compensation Committee of our board of directors) of up to 20% of his annual salary; and (ii) participate in all employee benefit plans in effect for our employees from time to time. Subject to Mr. Lee’s relocation to Portland, Oregon, Mr. Lee will receive a $25,000 sign-on bonus and will be reimbursed by us for up to $25,000 of relocation expenses. We also have agreed in the employment agreement to reimburse Mr. Lee for his expenses associated with up to six months’ of temporary housing in Portland.
     The employment agreement provides that upon termination of Mr. Lee’s employment without “cause” (as defined) by us or by Mr. Lee for “good reason” (as defined), Mr. Lee will be entitled to payment of: (i) any accrued but unpaid salary and unused vacation as of the date of his termination; (ii) three months of salary from the date of termination; and (iii) continued participation, at our expense, for three months from the date of termination in any Company-sponsored group benefit plans in which Mr. Lee participated as of the date of termination.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.
Date: October 21, 2011	By:	/s/ Mark J. Ahn
Mark J. Ahn
President and Chief Executive Officer

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